UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2020

CIM Real Estate Finance Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54939	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 4, 2020 (the “Closing Date”), CMFT RE Lending RF Sub CB, LLC (the “Seller”), an indirect wholly-owned subsidiary of CIM Real Estate Finance Trust, Inc. (the “Company”), entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Citibank, N.A. (the “Buyer”), which provides the Seller up to $300.0 million of financing through the Buyer’s purchase of certain eligible assets from the Seller and future funding advances to the Seller. The Repurchase Agreement provides for a simultaneous agreement by the Buyer to re-sell back to the Seller, and by the Seller to repurchase, such assets at a certain future date or upon demand. The proceeds from the Repurchase Agreement will be used to finance a portfolio of commercial real estate mortgage loans acquired by the Company prior to the Closing Date as well as future commercial real estate mortgage loans that the Company intends to acquire.
Advances under the Repurchase Agreement accrue interest at per annum rates based on the one-month London Interbank Offered Rate, plus a spread to be determined on a case-by-case basis between the Seller and the Buyer (“Purchase Price Differential”). The initial maturity date of the Repurchase Agreement is June 4, 2023, with two one-year extensions at the Seller’s option, which may be exercised upon the satisfaction of certain conditions set forth in the Repurchase Agreement.
In connection with the Repurchase Agreement, the Company (as the guarantor) entered into a guaranty with the Buyer (the “Guaranty”), under which the Company agreed to guarantee the Seller’s obligations under the Repurchase Agreement. Subject to certain exceptions, the maximum aggregate liability under the Guaranty will not exceed 25% of the then aggregate repurchase price of all purchased assets.
The initial purchase price for an asset is the product of the advance percentage, which is 75% or another percentage as agreed to between the Buyer and the Seller, but not to exceed 80%; and the lesser of (i) the unpaid principal balance of the purchased asset and (ii) the market value (as defined in the Repurchase Agreement) of the purchased asset.
Pursuant to the Repurchase Agreement, the repurchase price of a purchased asset will equal the sum of (i) the outstanding purchase price of such purchased asset as of such date; (ii) the accrued and unpaid Purchase Price Differential of such purchased asset; (iii) all accrued and unpaid actual and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) of the Buyer relating to such purchased asset; and (iv) any other amounts due and owing by the Seller to the Buyer pursuant to the terms of the Repurchase Agreement.
The Repurchase Agreement and the Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guaranty contains financial covenants that require the Company to maintain: (i) minimum liquidity of not less than the lower of (a) $50.0 million and (b) the greater of (A) $10.0 million and (B) 5% of the Company’s recourse indebtedness, as defined in the Guaranty; (ii) minimum consolidated net worth greater than or equal to $1.0 billion plus (a) 75% of the equity issued by the Company following the Closing Date minus (b) the aggregate amount of any redemptions or similar transaction by the Company from the Closing date; (iii) maximum leverage ratio of total indebtedness to total equity less than or equal to 80%; and (iv) minimum interest coverage ratio of EBITDA to interest expense equal to or greater than 1.40.
The foregoing summary of the Repurchase Agreement and the Guaranty does not purport to be a complete description and is qualified in its entirety by the full text of the Repurchase Agreement and the Guaranty, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated June 4, 2020, by and between CMFT RE Lending RF Sub CB, LLC and Citibank, N.A.
10.2	Guaranty, dated as of June 4, 2020, by CIM Real Estate Finance Trust, Inc. for the benefit of Citibank, N.A.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2020	CIM REAL ESTATE FINANCE TRUST, INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer

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